NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

Stratus Properties Inc. Announces Receipt of NASDAQ Delisting Letter and
Intended Actions for Appeal

Austin, Texas, May 21, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that it is working diligently to complete the preparation of its annual report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) and its quarterly report on Form 10-Q for the quarter ended March 31, 2009 (the “first-quarter 2009 Form 10-Q”).  Stratus also announced that on May 15, 2009, Stratus received a letter from the National Association of Securities Dealers Automated Quotations (“NASDAQ”) advising that Stratus is currently not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”) for continued listing of Stratus’ common stock, and as a result, Stratus’ common stock is subject to delisting (the “NASDAQ Staff Determination Letter”).  The NASDAQ Staff Determination Letter cites Stratus’ failure to file its 2008 Form 10-K by the May 14, 2009 extended filing deadline as a reason for the delisting determination.  The letter also cites Stratus’ failure to timely file its first-quarter 2009 Form 10-Q by the May 11, 2009 filing deadline as an additional basis for delisting.

Stratus intends to request a hearing before a NASDAQ Hearings Panel (the “Panel”) no later than May 22, 2009 in accordance with NASDAQ Marketplace Rule 5800 Series to seek an exception period in which to complete its filings and thereby regain compliance with the listing standard.  Stratus’ request for a hearing will automatically suspend the delisting of its common stock for 15 calendar days from the deadline to request a hearing, or until June 8, 2009; however, Stratus also intends to request a further stay on the delisting of its common stock pending the Panel’s decision.  Hearings are typically held within 30 to 45 calendar days from the request.

As previously reported in Stratus’ Form 12b-25 filed with the SEC on May 12, 2009, following its third quarter ended September 30, 2008, Stratus determined that the manner in which it had previously accounted for certain interest costs was not in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Costs,” which was discussed with its independent auditors.  Stratus had historically excluded interest costs related to financing of operating properties from interest eligible for capitalization, resulting in such interest costs being charged to expense.  Stratus recently completed its evaluation of the treatment of prior years’ interest costs, and the effects on interest expense, cost of sales expense, and the cost of real estate assets, including an evaluation of the tax implications of the required changes. Stratus also assessed the materiality of this item on its previously reported results for the six month period ended June 30, 2008, and the years ended December 31, 2007, 2006 and 2005 in accordance with SEC Staff Accounting Bulletin No. 99 and concluded that the item was not material to such periods. Additionally, as part of this process, Stratus also assessed the impact on its internal control over financial reporting and determined that its controls and procedures were effective as of September 30, 2008.  As a result of the completion of the foregoing evaluations and assessments, Stratus was able to file its quarterly report on Form 10-Q for the quarter ended September 30, 2008 with the SEC on May 5, 2009.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements, including statements as to returning to compliance with NASDAQ Marketplace Rules and the timing of filing of Stratus’ Form 10-K for the fiscal year ended December 31, 2008 and Stratus’ Form 10-Q for the quarter ended March 31, 2009. Any forward-looking statements contained in this press release are based upon Stratus’ historical performance and its current plans, estimates and expectations, all of which may change or may not be achieved. Stratus disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause future results or events to differ materially from those expected, including the timing of the completion of its 2008 Form 10-K and first-quarter 2009 Form 10-Q, any action taken by NASDAQ or the SEC in response to the timing or the content of the 2008 Form 10-K and first-quarter 2009 Form 10-Q, uncertainties regarding the future performance of the United States economy and the real estate markets and other factors affecting the operation of Stratus’ business, including those described in detail in Stratus’ annual report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent periodic reports filed with the SEC.

A copy of this press release and additional information about Stratus are available on the Company’s web site at http://www.stratusproperties.com.